Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement, dated July 30, 2012 (this “Agreement”), memorializes your separation from employment with Yahoo! Inc. (“Yahoo!” or the “Company”). If you timely sign and do not revoke this Agreement, you will receive all payments and benefits on a termination of your employment by the Company without “Cause” within the meaning of your offer letter with the Company dated October 27, 2010 (the “Offer Letter”), your Severance Agreement with the Company dated March 16, 2011 (the “Severance Agreement”), and the various equity award grant agreements between you and the Company outstanding as of the date hereof, as applicable.

1. Separation. Your last day of work with the Company and your employment termination date will be July 31, 2012 (the “Separation Date”). Effective as of the Separation Date, you hereby resign as an employee of the Company and from all offices and directorships you have with the Company, its subsidiaries and/or affiliates, and from any fiduciary or other committee with respect to any benefit plan of the Company or any of the Company’s subsidiaries and/or affiliates. You shall promptly execute such additional documents as are reasonably requested by the Company to evidence the foregoing. After the Separation Date, you shall not represent yourself as being an officer, director or employee of the Company or any of its subsidiaries or affiliates or as a fiduciary of any such benefit plan for any purpose.

2. Accrued Amounts. Yahoo! will pay you all Accrued Amounts (as defined below), subject to payroll deductions and required withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement. “Accrued Amounts” means any accrued but unpaid base salary through date of termination paid in accordance with normal payroll practices, unreimbursed business expenses incurred prior to the Separation Date paid in accordance with Company policies, and accrued but unused vacation time through the Separation Date due in accordance with Company plans and policies. With respect to reimbursement for business expenses incurred consistent with applicable Company policies prior to the Separation Date, you agree that, within thirty (30) days following the Separation Date, you will submit your final expense reimbursement statement and required documentation reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. For a copy of the Yahoo! expense form, please email payroll-operations@yahoo-inc.com. You should submit completed expense reports and receipts to the Expense Report Department at Yahoo!, 701 First Avenue, Sunnyvale, California 94089.

3. Severance Payments and Benefits. If you sign this Agreement, which contains a release of claims (see paragraphs titled “Release of Claims” and “Release of Unknown Claims”), return this Agreement to Yahoo! Human Resources by the deadline specified in this Agreement, do not revoke within the time specified in this Agreement, and comply with its terms, then as part of this Agreement: (i) Yahoo! will pay you the severance payments and benefits in accordance with, and at such times specified in, the Severance Agreement (as adjusted by (iii) below), and (ii) the stock options and restricted stock unit awards granted to you on July 26, 2012 in connection with your service as Interim Chief Executive Officer, will become fully vested, and in the case of the stock options become exercisable, as of the Separation Date in accordance with the terms and conditions of such awards; (iii) in accordance with the letter agreement between you and the Company dated July 26, 2012 (attached as Appendix A hereto), any installment of the stock options and restricted stock units granted to you prior to July 26, 2012 that are outstanding and unvested that is scheduled to vest prior to July 31, 2013, will become fully vested, and in the case of the stock options become exercisable, as of the Separation Date; and (iv) you will be credited with an additional 12 months (365 days) of service for purposes of calculating the pro rata vesting on termination with regard to the restricted stock units granted to you on November 30, 2011.

4. Except as otherwise provided in this Agreement, you and Yahoo! mutually agree to terminate any and all other contracts or agreements, including but not limited to the Offer Letter, and rights under all pension, welfare, equity and fringe plans, programs, awards, arrangements, and payroll practices. Therefore, except as provided in this Agreement, this Separation Agreement supersedes and supplants any and all rights, claims, benefits and defenses you or the Company would otherwise enjoy or be entitled to assert pursuant to your Offer Letter or any other document previously executed relating to your employment with the Company.

5. Tax Matters.

a. Withholding. Yahoo! will withhold required federal, state and local taxes from any and all payments contemplated by this Agreement and make all tax reporting it determines it should make based on this Agreement.

b. Responsibility for Taxes. Other than Yahoo!’s obligation and right to withhold federal, state and local taxes and to pay the employer portion of FICA and FUTA, you will be responsible for any and all taxes, interest, and penalties that may be imposed with respect to the payments previously made or contemplated by this Agreement (including, but not limited to, those imposed under Internal Revenue Code Section 409A).

6. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date, with the exception of any benefit, the right to which has vested, under the express terms of a written benefit plan of the Company. Nothing in this Agreement affects your right to timely elect and purchase at your own expense health-care coverage under COBRA as provided by law.

7. Invention and Assignment to Yahoo!. You agree to perform promptly, all acts deemed necessary or desirable by Yahoo! to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in all intellectual property assigned to Yahoo! pursuant to your Employee Confidentiality and Assignment of Inventions Agreement(s) or similar agreement(s) including, but not limited to, disclosing information, executing documents and providing reasonable assistance or cooperation in legal proceedings.

8. Return of Company Property. Promptly after the Separation Date, you agree to return to Yahoo! all hard copy and electronic documents (and all copies thereof) and other property belonging to Yahoo!, its subsidiaries and/or affiliates that you have had in your possession at any time, including, but not limited to, files, notes, notebooks, correspondence, memoranda, agreements, drawings, records, business plans, forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers, PDAs, pagers, telephones, credit cards, entry cards, identification badges and keys), and any materials of any kind that contain or embody any proprietary or confidential information of the Company, its subsidiaries or affiliates (and all reproductions thereof in whole or in part). If you discover after the Separation Date that you have retained any proprietary or confidential information (including, but not limited to, proprietary or confidential information contained in any electronic documents or e-mail systems in your possession or control), you agree immediately upon discovery to send an email to IPQuestionsSeparations@yahoo-inc.com and inform Yahoo! of the nature and location of the proprietary or confidential information that you have retained so that Yahoo! may arrange to remove, recover, and/or collect such information.

9. Ongoing Obligations.

a. Intellectual Property and Proprietary Information. You acknowledge your continuing obligations after termination of employment under your Employee Confidentiality and Assignment of Inventions Agreement(s) and any other agreement(s) containing restrictive covenants (collectively “NDAs”). If you would like a copy of your signed NDAs, please contact David Windley at (408) 349-8449.

b. Nondisparagement. You agree, for five years after your employment with the Company terminates, not to knowingly disparage the Company or its officers, directors, employees or agents in any manner likely to be harmful to it or them or its or their business, business reputation or personal reputation. The foregoing shall not be violated by statements that are truthful, complete and made in good faith in required responses to legal process or governmental inquiry. You agree that any breach of this nondisparagement provision shall be a material breach of this Agreement. The Company will instruct its Chairman, the chief Yahoo, and the named executive officers of the Company not to knowingly disparage you in any manner likely to be harmful to you or your business reputation or personal reputation, other than in the good-faith performance of their duties to the Company or in connection with their fiduciary duties to the Company and applicable law, for a period of five years following your employment has terminated, The foregoing shall not be violated by statements which are truthful, complete, and made in good faith in required response to legal process or governmental inquiry.

10. Release of Claims. In consideration for, and as a condition of the payments and benefits provided to you pursuant to this Agreement, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively “Released Party”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement and which arise out of or are in any way related to your employment or other relationship, or termination of such employment or other relationship, with the Company or any of the Company’s subsidiaries and/or affiliates, including but not limited to: (1) all claims related to your compensation or benefits from the Company, including wages, salary, bonuses, commissions, vacation pay, expense reimbursements (to the extent permitted by applicable law), severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (2) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (3) all tort claims, including without limitation claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (4) all federal, state, and local statutory claims, including without limitation claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Worker Adjustment and Retraining Notification Act (as amended) and similar laws in other jurisdictions, the Employee Retirement Income Security Act of 1974 (as amended), the Family and Medical Leave Act of 1993, and the California Fair Employment and Housing Act (as amended) and similar laws in other jurisdictions; provided, however, that nothing herein shall (i) release the Company from any claims arising from or by reason of any breach by the Company of this Agreement; or (ii) affect your rights, if any, to indemnification or director’s and officer’s liability insurance coverage provided to you by any agreement with the Company or any provision or any By-Law of the Company or application of law. To the maximum extent permitted by law, you also promise never directly or indirectly to bring or participate in an action against any Released Party under California Business & Professions Code Section 17200 or under any other unfair competition law of any jurisdiction. If, notwithstanding the above, you are awarded any money or other relief under such a claim, you hereby assign the money or other relief to the Company. Your waiver and release specified in this paragraph do not apply to any rights or claims that may arise after the date you sign this Agreement.

This Agreement includes a release of claims of discrimination or retaliation on the basis of workers’ compensation status, but does not include workers’ compensation claims. Excluded from this Agreement are any claims which by law cannot be waived in a private agreement between employer and employee. You have the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) or any state or local fair employment practices agency, however, you waive any right to any monetary recovery or other relief should the EEOC or any other agency pursue a claim on your behalf.

11. Representations.

a. You acknowledge and agree that you have not been denied any rights including, but not limited to, rights to a leave or reinstatement from a leave under the Family and Medical Leave Act of 1993, the Uniformed Services Employment and Reemployment Rights Act of 1994, or any similar law of any jurisdiction. You represent that your age was not the basis for any Company decision or action affecting you, and acknowledge that the Company relied on that representation in entering into this Agreement.

b. You acknowledge and agree that the payments and benefits provided under this Agreement: (i) are in full discharge of any and all liabilities and obligations of the Company and/or any of the Company’s subsidiaries and/or affiliates to you, monetarily or otherwise, including but not limited to any and all obligations arising under the Severance Agreement and any other alleged written or oral employment or consulting agreement, policy, plan or procedure of the Company and/or any alleged understanding or arrangement between you and the Company and/or any of the Company’s subsidiaries and/or affiliates; and (ii) exceed any payment, benefit, or other thing of value to which you might otherwise be entitled under any policy, plan or procedure of the Company and/or any agreement between you and the Company and/or any of the Company’s subsidiaries and/or affiliates.

c. You acknowledge and agree that by virtue of the foregoing Release, you have waived any relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Agreement. Therefore, you agree that you will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement.

12. Release of Unknown Claims. You acknowledge that you have read and understand Section 1542 of the California Civil Code: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims.

13. ADEA Waiver. You agree that you are voluntarily executing this Agreement and Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA and that the consideration given for the waiver and release is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release specified in this paragraph do not apply to any rights or claims that may arise after the date you sign this Agreement; (b) you have been advised to consult with an attorney prior to signing this Agreement; (c) you have twenty-one (21) days from the date that you receive this Agreement to consider this Agreement (although you may choose to sign it any time); (d) you have seven (7) days after you sign this Agreement to revoke it (“Revocation Period”), provided that if the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day; and (e) this Agreement will not be effective until you have returned it to Yahoo!’s Human Resources Department and the Revocation Period has expired (the “Effective Date”).

14. Miscellaneous. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of Yahoo!. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of California without regard to the principles of conflicts of law.

15. No Admission; Rules of Construction.

a. This Agreement is not intended, and shall not be construed, as an admission that any Released Party has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.

b. Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

16. Counterparts. This Agreement may be signed in textually identical counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of copies of an executed document shall be deemed a valid delivery of an executed Agreement.

If this Agreement is acceptable to you, please sign below and return the original to David Windley at 701 First Avenue, Sunnyvale, California 94089 by 5:00 p.m. on or prior to the 21st day from the date that you receive this Agreement.

I wish you good luck in your future endeavors.

Sincerely,

YAHOO! INC.

By:	/s/ Marissa A. Mayer
Name: Marissa A. Mayer
Title: Chief Executive Officer

AGREED AND VOLUNTARILY EXECUTED:

/s/ Ross Levinsohn
Ross Levinsohn

July 30, 2012
Date

cc: Personnel File

Appendix A

July 26, 2012

Ross Levinsohn

Re:	Letter Amendment to Equity Awards Granted Prior to July 26, 2012

Dear Ross:

Reference is made to the awards of stock options and restricted stock units that have been granted to you prior to July 26, 2012 by Yahoo! Inc. (the “Company”) and are outstanding and unvested as of such date (each, an “Award”). Reference is also made to the severance letter agreement between you and the Company dated March 16, 2011 (the “Severance Letter”), to the extent the Severance Letter is applicable to the Awards.

The purpose of this letter agreement is to amend each of the award agreements that evidence the Awards (each, an “Award Agreement”) and the applicable provisions of the Severance Letter to provide that if, at any time prior to January 17, 2013, your employment is terminated by the Company without Cause (as such term is defined in the applicable Award Agreement). Any installment of the then-outstanding and unvested portion of the Award that is scheduled to vest within twelve (12) months following the date of such termination of your employment (the “Termination Date”) will immediately vest and, in the case of options, be exercisable upon the Termination Date. Any portion of the Award that is not vested after giving effect to the preceding sentence shall be automatically forfeited by you as of the Termination Date, and neither you nor any of your successors, heirs, assigns or personal representatives shall have any rights or interests in the portion of the Award that is so forfeited.

This letter agreement does not modify any other terms of any Award Agreement or the Severance Letter except as expressly set forth above.

If this letter accurately sets forth our agreement with respect to the foregoing matters, please sign the enclosed copy of this letter and return it to me.

Sincerely,

Yahoo! Inc. /s/ Marissa A. Mayer Marissa A. Mayer, Chief Executive Officer

Acknowledged and Agreed:

By:	/s/ Ross Levinsohn
Ross Levinsohn